Exhibit 99.2

April 14, 2005

Mr. Tony Cherbak	PRIVATE & CONFIDENTIAL

Dear Tony:

As we have discussed, I am very pleased to extend to you an offer of employment with Resources Global Professionals as Executive Vice President of Operations in our Costa Mesa, California office. Below, enumerated are the terms and conditions of your offer.

•	Your starting salary will be $277,000 per annum, payable in bi-weekly installments. In addition, you will be eligible for bonus consideration annually based on your contribution for that year.

•	We will grant you 25,000 shares of restricted stock. Such stock will be granted subject to the company’s 2004 Performance Incentive Plan, and applicable award document. The stock will vest over a five-year period.

•	We intend to grant you 25,000 stock options at a fair market value price on the next option award date following your hire date. The company grants options on a quarterly basis. These options are granted subject to the company’s 2004 Performance Incentive Plan.

•	If you are terminated without cause during the first 36 months of employment, the Company agrees to pay you a lump sum separation payment equivalent to one year of base salary. If you are terminated without cause after your 12th month of employment and before your 60th month of employment, the Company agrees to accelerate the vesting schedule of the above-referenced stock options and restricted stock, as applicable, so that you will be fully vested in such grants on the date of termination.

•	Your start date will be a mutually agreed upon date. Your employment with Resources is conditional upon the satisfactory completion of a background and reference check. Resources will notify you upon release of all contingencies.

•	Resources’ current benefit program covers group insurance benefits. The comprehensive group insurance benefit program includes medical, vision, dental, long-term disability, basic, optional and dependent life insurance options, and a flexible spending plan. Resources underwrites 70 percent of your medical, vision, dental, long-term disability and basic life insurance election. Eligibility for health programs will start sixty (60) days from the first day of the calendar month following your date of hire. You may want to explore COBRA coverage from your current employer prior to becoming eligible for Resources benefits. I know you have certain questions about our medical insurance plan. We have arranged for our health plan broker, Dennis Ullman, to discuss the details of the plan with you at your convenience. Dennis can be reached at 949-756-5730.

•	There is also a comprehensive Personal Time Off Program. Under this program you will accrue 28 paid personal days off per year, and under this plan you are not asked to account for the time off; i.e., vacation, sick leave or personal time, etc.

•	We have a voluntary 401(k) plan with an annual discretionary matching contribution and an Employee Stock Purchase Plan that allows eligible employees to purchase shares of the company’s stock at a 15% discount.

In order to comply with the Immigration Reform and Control Act of 1986, it will be necessary for you to provide documentation verifying your employment eligibility. You will also be required to sign the enclosed Resources’

Confidentiality, Employee Inventions and Non-Solicitation Agreement and Insider Trading Policy upon hire. Your employment will be at-will and this offer does not create a contract of employment or employment for a specified term. This letter and our employment application are intended to be the final, complete, and exclusive statement of the terms of the offer of employment to you.

To confirm your acceptance of our offer and the terms of this letter, please sign below in the space provided and return the original to us within ten (10) business days from the date of this letter. Please retain the copy for your records. You will also need to sign the signature pages as stipulated in the online employment application and forward them to me to begin the background and reference process. If there are any concerns regarding the background check, please notify me as soon as possible.

Tony, I personally want to express to you our enthusiasm about your involvement with Resources Global Professionals. It has been a pleasure talking with you about this opportunity. If you have any issues or concerns regarding the acceptance of your new position, please contact me. We look forward to your participation and extend best wishes in this new endeavor.

Best Regards,

Don Murray

President and Chief Executive Officer

I hereby accept Resources Global Professionals’ employment offer as described in this letter. I understand that my acceptance of this offer does not constitute an employment contract and that this offer of employment may be terminated, either by Resources Global Professionals or myself at anytime, for any reason, with or without notice.

Signature	Date

Resources Global Professionals is an Equal Opportunity Employer.